February 13, 2012

Barron’s
1211 Avenue of the Americas
New York, New York 10036

To the Editor:

In the February 11, 2012 edition of Barron’s “The Trader” column, entitled “Five-Week Win Streak Ends as Dow Slips 0.5%,” inaccurately reports on the implications of a tax issue involving Portfolio Recovery Associates (NASDAQ: PRAA).

By way of clarification:

•	PRA does not “overstate its earnings,” nor do we realize an earnings boost from deferred taxes. PRA fully accrues taxes employing prescribed GAAP accounting methods, including using the interest method for revenue recognition. This has resulted in quarterly GAAP earnings with a combined state and federal tax rate of 38-41%, depending on the specific period. But, when paying our taxes to the IRS, we use the cost-recovery method, as prescribed by federal tax court cases. This difference between GAAP and tax methods creates a timing difference between when the taxes are fully expensed for book purposes and when they are paid for tax purposes. This is not a permanent difference that would lower the effective tax rate. Rather, it is a timing difference, and this has been driving the deferred tax liability referenced in the article. The only benefit to earnings of this tax accounting position is based in the time value of money due to the timing difference between expensing and payment.

•	Under FASB rules, debt buyers must employ the interest method if they have a “reasonable” estimate of cash projections. Beginning in 2005 ASC 310-30 required the interest method of revenue recognition and relegated cost recovery to special situations (when cash could not be reasonably estimated) for GAAP.

•	PRA is not telling the SEC the income is predictable but telling the IRS it is not. Barron’s is confusing GAAP and tax accounting rules. As previously stated, GAAP mandates the use of interest method when cash collections from the charged off financial receivables PRA acquires are reasonably predictable. However, tax court rulings in both Liftin and Underhill disregard the taxpayer’s acumen in collecting distressed financial receivables in deciding whether cost recovery should be used. The focus of the analysis is the speculative nature of the purchased receivables on the date of the purchase. Liftin and Underhill outline several conditions that must be satisfied for purchased receivables to be considered to use cost recovery for tax reporting purposes. We believe the charged off receivables acquired by PRA meet all of the conditions established by the tax court.

PRAA shareholders have enjoyed nearly ten years of solid earnings growth anchored by our success in helping millions of consumers to pay down their delinquent debt to ultimately improve their creditworthiness. During this time PRA has been a leader in financial reporting transparency as we seek to help the investment community better understand our business and industry.

We remain grateful for the ongoing support of our shareholders, as we continue to focus on growing PRA’s diversified financial services business.

Sincerely,

Steve Fredrickson
Chairman, President and Chief Executive Officer
Portfolio Recovery Associates, Inc.
120 Corporate Boulevard
Norfolk, VA 23502